UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2025

CLIMB BIO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40708	83-2273741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 William Street, Suite 145
Wellesley Hills, Massachusetts	02481
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 857-2596

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CLYM	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignations of Directors

On March 27, 2025, Simon Tate notified Climb Bio, Inc. (the “Company”) of his decision to resign as a member of the Company’s board of directors (the “Board”), which resignation was effective in connection with the election of new directors to the Board as described below. With the resignation, Mr. Tate also resigned as a member of the audit committee of the Board and as chair of the nominating and corporate governance committee of the Board. Mr. Tate informed the Company that his resignation was not related to any disagreement with the Company on any matter relating to its operations, policies or practices.

On March 27, 2025, Adam Rosenberg notified the Company that he does not intend to seek re-election as a member of the Board when his current term ends at the Company’s 2025 annual meeting of stockholders. Mr. Rosenberg informed the Company that his decision not to seek re-election was not related to any disagreement with the Company on any matter relating to its operations, policies or practices.

Election of New Directors

On March 28, 2025 (the “Effective Date”), the Board increased the size of the Board from seven to eight directors and, upon the recommendation of the nominating and corporate governance committee of the Board, elected each of Alexander (Bo) Cumbo and Kimberlee (Kim) Drapkin as members of the Board, effective immediately. Mr. Cumbo was elected to serve with a term expiring at the Company’s 2026 annual meeting of stockholders and thereafter until his successor has been duly appointed and qualified or until his earlier death, resignation or removal. Ms. Drapkin was elected to serve with a term expiring at the Company’s 2027 annual meeting of stockholders and thereafter until her successor has been duly appointed and qualified or until her earlier death, resignation or removal. Mr. Cumbo will serve as chair of the compensation committee of the Board and as a member of the audit committee of the Board. Ms. Drapkin will serve as chair of the audit committee of the Board and as a member of the nominating and corporate governance committee of the Board.

Each of Mr. Cumbo and Ms. Drapkin will receive compensation for his or her service as a non-employee director in accordance with the Company’s non-employee director compensation policy, including a grant to each of Mr. Cumbo and Ms. Drapkin on March 28, 2025 (the “Grant Date”) of an option to purchase 80,000 shares of the Company’s common stock at an exercise price equal to $1.28 per share, the closing price of the Company’s common stock on the Grant Date, which option will vest in equal monthly installments from March 28, 2025 (the “Vesting Commencement Date”) until the third anniversary of the Vesting Commencement Date, subject to the respective director’s continued service. Each of Mr. Cumbo and Ms. Drapkin will also be entitled to receive (i) annual cash retainers in the amount of $40,000 for his or her service as a director, (ii) additional cash compensation (x) in the case of Mr. Cumbo, in the amount of $10,000 and $7,500 for his services as chair of the compensation committee of the Board and a member of the audit committee of the Board, respectively, and (y) in the case of Ms. Drapkin, in the amount of $15,000 and $5,000 for her service as chair of the audit committee of Board and a member of the nominating an corporate governance committee of the Board, respectively, and (iii) annual equity grants in accordance with the Company’s non-employee director compensation policy.

There are no arrangements or understandings between Mr. Cumbo or Ms. Drapkin and any other persons pursuant to which Mr. Cumbo or Ms. Drapkin was elected as a director. Mr. Cumbo and Ms. Drapkin have no family relationships with any of the Company’s directors or executive officers. There are no related-party transactions and no proposed transactions between the Company and either Mr. Cumbo or Ms. Drapkin that would require disclosure under Item 404(a) of Regulation S-K.

Each of Mr. Cumbo and Ms. Drapkin have entered into an indemnification agreement with the Company, the form of which was filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-257980) filed with the SEC on August 2, 2021 (an “Indemnification Agreement”), pursuant to which the Company may be required, among other things, to indemnify Mr. Cumbo and Ms. Drapkin for certain expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such individuals in any action or proceeding arising out of their service to and activities on behalf of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Climb Bio, Inc.

Date: April 1, 2025	By:	/s/ Aoife Brennan
Aoife Brennan, M.B., Ch.B.
President and Chief Executive Officer